Exhibit 10.4

WAIVER AGREEMENT

Entercom Communications Corp. (the “Employer”) and David J. Field (the “Executive”) are parties to an Amended and Restated Employment Agreement, made and entered into as of April 22, 2016 (the “Agreement”). Employer and Executive mutually desire to enter into this Waiver Agreement as an amendment to the Agreement:

1.    Executive hereby waives his right to any Gross-Up Payment to which he would otherwise be entitled under Section 12.1 of the Agreement, but only to the extent that Sections 280G and Section 4999 of the Code would apply by reason of the consummation of the transactions contemplated by the terms of the Agreement and Plan of Merger by and among CBS Corporation., CBS Radio Inc., the Employer and Constitution Merger Sub Corp.. dated as of February 2, 2017 (the “CBS Radio Merger”).

2.    Executive does not waive any rights to the Gross-Up Payment with respect to any other change in ownership or effective control of the Employer or a change in the ownership of a substantial portion of the assets of the Employer, other than the CBS Radio Merger.

3.    Defined terms that are used but are not otherwise defined herein will have the meaning set forth in the Agreement.

4.    In all other respects the Agreement shall remain in full force and effect.

As of April 19, 2017

Entercom Communications Corp.

By:	/Andrew P. Sutor, IV/	/David J. Field/
	Andrew P. Sutor, IV Senior Vice President	David J. Field